QUESTION 77-C Submission of matters to a vote of security holders


On July 31, 2012, a Special Meeting of Shareholders was held to consider a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Focused Growth and Income Portfolio would transfer all of its assets to the SunAmerica Focused Alpha Large-Cap Fund (the "Alpha Large-Cap Fund"), a series of the SunAmerica Specialty Series, a Delaware statutory trust, in exchange solely for the assumption of the Focused Growth and Income Portfolio's liabilities by the Alpha Large-Cap Fund and Class A and Class C shares of the Alpha Large-Cap Fund, which shares will be distributed by the Focused Growth and Income Portfolio to the holders of its shares in complete liquidation thereof.
The voting results of this Special Meeting were as follows:
FOR	 	AGAINST	 			ABSTAIN
4,884,204 	246,654	 	 	 	365,001

On July 31, 2012, a Special Meeting of Shareholders was held to consider a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Focused StarALPHA Portfolio would transfer all of its assets to the SunAmerica Focused Alpha Growth Fund (the "Alpha Growth Fund"), a series of the SunAmerica Specialty Series, a Delaware statutory trust, in exchange solely for the assumption of the Focused StarALPHA Portfolio's liabilities by the Alpha Growth Fund and Class A and Class C shares of the Alpha Growth Fund, which shares will be distributed by the Focused StarALPHA Portfolio to the holders of its shares in complete liquidation thereof. The voting results of this Special Meeting were as follows:

FOR	 	AGAINST	 	ABSTAIN
420,886	 	11,421 	 	9,451

On July 31, 2012, a Special Meeting of Shareholders was held to consider a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Focused Technology Portfolio would transfer all of its assets to the SunAmerica Focused Alpha Growth Fund (the "Alpha Growth Fund"), a series of the SunAmerica Specialty Series, a Delaware statutory trust, in exchange solely for the assumption of the Focused Technology Portfolio's liabilities by the Alpha Growth Fund and Class A and Class C shares of the Alpha Growth Fund, which shares will be distributed by the Focused Technology Portfolio to the holders of its shares in complete liquidation thereof. The voting results of this Special Meeting were as follows:

FOR	 	AGAINST	 	ABSTAIN
1,494,734 	140,309	 	99,094

On July 31, 2012, a Special Meeting of Shareholders was held to consider a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Focused Growth Portfolio would transfer all of its assets to the SunAmerica Focused Alpha Growth Fund (the "Alpha Growth Fund"), a series of the SunAmerica Specialty Series, a Delaware statutory trust, in exchange solely for the assumption of the Focused Growth Portfolio's liabilities by the Alpha Growth Fund and Class A and Class C shares of the Alpha Growth Fund, which shares will be distributed by the Focused Growth Portfolio to the holders of its shares in complete liquidation thereof. The voting results of this Special Meeting were as follows:

FOR	 	AGAINST	 	ABSTAIN
1,971,806 	66,241 	 	92,273